EXHIBIT 99.1



                                                                Media Contact:
                                                                Gordon R. Manuel
                                                                864-282-9448

                                                                Analyst Contact
                                                                Duane A. Owens
                                                                864-282-9488


FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 2, 2004

                      BOWATER ANNOUNCES MANAGEMENT CHANGES

GREENVILLE, SC---Bowater Incorporated (NYSE: BOW) today announced several senior management changes.

         Arthur D. Fuller, 60, Executive Vice President and President - Newsprint Division has announced his retirement effective in January 2005. He will be succeeded by David G. Maffucci, 54. Mr. Maffucci has been Chief Financial Officer since 1995.

         E. Patrick Duffy, 62, Senior Vice President and President-Coated and Specialty Papers Division will also retire in January 2005. He will be succeeded by William C. Morris, 44. Previously, Mr. Morris was Vice President of International Newsprint Sales and most recently Assistant to Mr. Duffy.

     William G. Harvey, 47, will become Acting Chief Financial Officer. Mr. Harvey has served as Vice President and Treasurer since 1998. He is a Chartered Financial Analyst.


         Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of newsprint and coated groundwood papers. In addition, the company makes uncoated groundwood papers, bleached kraft pulp and lumber products. The company has 12 pulp and paper mills in the United States, Canada and South Korea and 12 North American sawmills that produce softwood lumber. Bowater also operates two facilities that convert a groundwood base sheet to coated products. Bowater's operations are supported by approximately 1.4 million acres of timberlands owned or leased in the United States and Canada and 30 million acres of timber cutting rights in Canada. Bowater is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, the Pacific Exchange and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSE: BWX).

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